EXHIBIT 10.18

                        NationsBanc Montgomery Securities
                                  [Letterhead]


March 3, 1999


ClubCorp,  Inc.
3030  LBJ  Freeway,  Suite  700
Dallas,  Texas    75234

Attention:  John  M.  Massey  III,  Treasurer

Re:  $200  million  Senior  Credit  Facility

Ladies  and  Gentlemen:

ClubCorp, Inc. (the "Borrower") has advised NationsBank, N.A. ("NationsBank") and NationsBanc Montgomery Securities LLC ("NMS") that the Borrower intends to acquire (the "Transaction") indirectly certain properties being sold by Meditrust Corporation and Meditrust Operating Company, such properties being owned by Meditrust Golf Corp, Inc., Meditrust Golf Group II, Inc., and The Cobblestone Golf Companies, Inc. (collectively, the "Acquired Companies") for approximately $210 million. You have advised us that up to $200 million in senior debt will be required in order to effect the Transaction and to pay the related costs and expenses, and that no external financing will be required
other  than  the  financing  described  herein.    References  herein  to  the
"Transaction" shall include the financing described herein, the refinancing of existing debt and all other transactions related to the Transaction.

In connection with the foregoing, NationsBank is pleased to offer to be the sole and exclusive administrative agent (in such capacity, the "Administrative Agent") for a $200 million Senior Credit Facility (the "Senior Credit Facility") to the Borrower, and NationsBank is pleased to offer its commitment to lend up to $200 million of the Senior Credit Facility, upon and subject to the terms and conditions of this letter and the Summary of Terms and Conditions attached hereto (the "Summary of Terms"). NMS is pleased to advise you of its willingness, as sole and exclusive Lead Arranger and Book Manager for the Senior Credit Facility, to form a syndicate of financial institutions (the "Lenders") reasonably acceptable to you for the Senior Credit Facility.

NationsBank will act as sole and exclusive Administrative Agent for the Senior Credit Facility and NMS will act as sole and exclusive Lead Arranger, Book Manager and Syndication Agent for the Senior Credit Facility. No additional agents, co-agents or arrangers will be appointed and no other titles will be awarded without our prior written approval.

NMS intends to commence syndication efforts no sooner than 60 days from Closing and no later than 90 days from Closing, and you agree to actively assist, and to cause the Acquired Companies to assist NMS in achieving a syndication of the Senior Credit Facility that is satisfactory to it. Such assistance by you and the Acquired Companies shall include (a) your providing and causing your advisors to provide us and the other Lenders upon request with all information reasonably deemed necessary by us to complete syndication, including, but not limited to, information and evaluations prepared and the Borrower and the Acquired Companies and their advisors, or on their behalf, relating to the Transaction; (b) assistance in the preparation of an Offering Memorandum to be used in connection with the syndication; (c) your using commercially reasonable efforts to ensure that the syndication efforts benefit materially from your existing lending relationships; and (d) otherwise assisting us in our syndication efforts, including by making senior management and advisors of the Borrower and the Acquired Companies and their subsidiaries available from time to time to attend and make presentations regarding the business and prospects of the Borrower and the Acquired Companies and their subsidiaries, as appropriate, at one or more meetings of prospective Lenders.

It is understood and agreed that NationsBank and NMS will manage and control all aspects of the syndication, including decisions as to the selection of proposed Lenders and any titles offered to proposed Lenders, when commitments will be accepted and the final allocations of the commitments among the Lenders. It is understood that no Lender participating in the Senior Credit Facility will receive compensation from you in order to obtain its commitment, except on the terms contained herein and in the Summary of Terms. It is also understood and agreed that the amount and distribution of the fees among the Lenders will be at our sole discretion and that any syndication prior to execution of the definitive documentation for the Senior Credit Facility will reduce the commitment of NationsBank.

In the event that such syndication cannot be achieved in a manner satisfactory to and NMS under the structure outlined in the Summary of Terms, you agree that NationsBank and NMS shall be entitled, to change the pricing, structure or other terms of the Senior Credit Facility if NationsBank and NMS determine that such changes are advisable to ensure a successful syndication or an optimal credit structure, provided that the total amount of the Senior Credit Facility remains unchanged. The Borrower acknowledges that such changes may require an amendment to or refinancing of the Borrower's existing $300 million Revolving Credit Facility. A successful syndication would be one in which NationsBank is able to achieve its targeted hold level of $25 million for the Senior Credit Facility. The agreement in this paragraph shall survive Closing of the Senior Credit Facility, and shall supersede definitive documentation for the Senior Credit Facility.

The commitment of NationsBank hereunder and the agreement of NMS to provide the services described herein are subject to the agreement in the preceding paragraph and the satisfaction of each of the following conditions precedent in a manner acceptable to us in our sole discretion: (a) each of the terms and conditions set forth herein and in the Summary of Terms; (b) the absence of a material breach of any representation, warranty or agreement of the Borrower or the Acquired Companies set forth herein; (c) execution by the Borrower, the Acquired Companies and/or other appropriate parties of a definite purchase agreement and other related documentation for the Transaction (collectively, the "Transaction Documents"), which Transaction Documents shall be in form and substance satisfactory to us: (d) our satisfaction that prior to and during the syndication of the Senior Credit Facility there shall be no competing offering, placement or arrangement of any debt securities or bank financing by or on behalf of the Borrower or the Acquired Companies (except for anticipated $300 million public debt issuance); (e) the negotiation, execution and delivery of definitive documentation for the Senior Credit Facility consistent with the Summary of Terms and otherwise satisfactory to us; (f) since the date hereof, no material adverse change in or material disruption of conditions in the financial, banking or capital markets which we, in our sole discretion, deem material in connection with the syndication of the Senior Credit Facility shall have occurred and be continuing; (g) no change, occurrence or development that could, in our opinion, have a material adverse effect on the business, assets, liabilities (actual or contingent), operations, condition (financial or otherwise) or prospects of the Borrower of the Acquired Companies, in each case together with its subsidiaries taken as a whole, shall have occurred or become known to us; and (h) our not becoming aware after the date hereof of any information or other matter which in our judgment is inconsistent in a material and adverse manner with any information or other matter disclosed to us prior to the date hereof (in which case we may, in our sole discretion, suggest alternative financing amounts or structures that ensure adequate protection for the lenders or terminate this letter and any commitment or undertaking hereunder).

You hereby represent, warrant and covenant that (a) all information, other than the Projections (defined below), which has been or is hereafter made available to us or the Lenders by you or any of your representatives in connection with the transactions contemplated hereby (the "Information") is and will be complete and correct in all material respects and does not and will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein not misleading, and (b) all financial projections concerning the Borrower and the Acquired Companies and their respective subsidiaries that have been or are hereafter made available to us or the Lenders by you or any or your representatives (the "Projections") have been or will be prepared in good faith based upon assumptions you believe to be reasonable. You agree to furnish us with such Information and Projections as we may reasonably request and to supplement the Information and the Projections from time to time until the Closing for the Senior Credit Facility so that the representation, warranty and covenant in the preceding sentence is correct on such Closing. You understand that in arranging and syndicating the Senior Credit Facility NationsBank and NMS will be using and relying on the Information and the Projections without independent verification thereof.

By acceptance of this offer, you agree to pay all reasonable out-of-pocket fees and expenses (including reasonable attorneys' fees and expenses, the allocated cost of internal counsel and due diligence expenses) incurred before or after the date hereof by us in connection with the Senior Credit Facility, the syndication thereof and the other transactions contemplated hereby.

You agree to indemnify and hold harmless NationsBank, NMS, each Lender and each of their affiliates and their directors, officers, employees, advisors and agents (each, an "Indemnified Party") from and against (and will reimburse each Indemnified Party as the same are incurred) any and all losses, claims, damages, liabilities, and expenses (including, without limitation, the reasonable fees and expenses of counsel and the allocated cost of internal counsel) that may be incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or by reason of (including, without limitation, in connection with any investigation, litigation or proceeding or preparation of a defense in connection therewith) (a) the Transaction or any similar transaction and any of the other transactions contemplated thereby, or
(b) the Senior Credit Facility or any other financings, or any use made or proposed to be made with the proceeds thereof (including any arising out of the ordinary or mere negligence of any Indemnified Party), unless and only to the extent that, as to any Indemnified Party, it shall be determined in a final, nonappealable judgment by a court of competent jurisdiction that such losses, claims, damages, liabilities or expenses resulted primarily from the gross negligence or willful misconduct of such Indemnified Party. In the case of any investigation, litigation or proceeding to which the indemnity in this paragraph applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by you, your shareholders or creditors or an Indemnified Party and whether or not the Transaction is consummated. You agree that no Indemnified Party shall have any liability to you or your subsidiaries or affiliates or to your or their respective security holders or creditors for any indirect or consequential damages arising out of, related to or in connection with the Transaction or any of the financings.

The terms of this letter, the Summary of Terms and the fee letter among you and us (the "Fee Letter") are confidential and, except for disclosure on a confidential basis to your accountants, attorneys and other professional advisors retained by you in connection with the Senior Credit Facility or as may be required by law, may not be disclosed in whole or in part to any other person or entity (including the Acquired Companies or any of their affiliates) without our prior written consent; provided that, after you acceptance of this letter and the Fee Letter, you may disclose the terms of this letter (but not the Fee Letter) to the Acquired Companies and any of their affiliates and their respective attorneys, financial advisors and accountants in connection with the Transaction. Without limiting the foregoing, in the event that you disclose the contents of this letter or the Fee Letter in contravention of the preceding sentence, you shall be deemed to have accepted the terms of this letter and the Fee Letter.

The provisions of the immediately preceding three paragraphs shall remain in full force and effect regardless of whether any definitive documentation for the Senior Credit Facility shall be executed and notwithstanding the termination of this letter or any commitment or undertaking hereunder.

This letter and the Fee Letter shall be governed by laws of the State of Texas. Each of us hereby irrevocably waives all right to trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to this letter, the Summary of Terms, the transactions contemplated hereby and thereby or the actions of NationsBank and NMS in the negotiation, performance or enforcement hereof.

This letter, together with the Summary of Terms and the Fee Letter, are the only agreements that have been entered into among us with respect to the Senior Credit Facility and set forth the entire understanding of the parties with respect thereto. This letter may be modified or amended only by the written agreement of all of us. This letter is not assignable by you without our prior written consent and is intended to be solely for the benefit of the parties hereto and the Indemnified Parties.

This offer will expire at 5:00 p.m. Dallas time on March 12, 1999 unless you execute this letter and the Fee Letter and return them to us prior to that time (which may be by facsimile transmission), whereupon this letter and the Fee Letter (each of which may be signed in one or more counterparts) shall become binding agreements. Thereafter, this undertaking and commitment will expire on the earliest to occur of (a) the closing of the Transaction without the use of the Senior Credit Facility, (b) the acceptance by the Acquired Companies or any of its affiliates of an offer for all or any substantial part of the membership interests or assets of the Acquired Companies other than the offer contemplated hereby, and (c) March 31, 1999, unless definitive documentation for the Senior Credit Facility is executed and delivered prior to such date.

THIS WRITTEN AGREEMENT (WHICH INCLUDES THE SUMMARY OF TERMS AND CONDITIONS) AND THE FEE LETTER REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.


We are pleased to have the opportunity to work with you in connection with this important financing.

Very truly yours,


NATIONSBANK, N.A.

By:     /s/Dan Killian
Title:  Vice President


NATIONSBANC MONTGOMERY SECURITIES LLC

By:     /s/Grant Moyer
Title:  Vice President


Accepted and Agreed to as of March 11, 1999


CLUBCORP, INC.

By:     /s/John M. Massey, III
Title:  Treasurer